Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Sprint Corporation and Sprint Communications, Inc. on Form S-3 of our report dated February 21, 2014, relating to the consolidated financial statements of Clearwire Corporation and subsidiaries as of December 31, 2012 and for each of the two years in the period ended December 31, 2012 appearing in the Current Report on Form 8-K of Sprint Corporation dated June 18, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP Seattle, Washington
February 19, 2015